Exhibit 99.1

FOR IMMEDIATE RELEASE

SGI ANNOUNCES FINANCING AND REAL ESTATE AGREEMENTS
Company Reaches Agreement on $130 Million Financing Facility with Morgan Stanley

MOUNTAIN VIEW, Calif. (June 1, 2006)—Silicon Graphics (OTC: SGIDE) today announced that it has reached agreement with Morgan Stanley on a $130 million financing facility. The new financing agreement, which will be used to fund day-to-day operations during the Company’s previously announced reorganization process, will consist of a $100 million term loan and a $30 million revolving line of credit. The new financing agreement will replace the $70 million financing facility, announced on May 8, 2006, and the pre-petition credit facility with Wells Fargo Foothill, part of Wells Fargo & Company, and Ableco Finance LLC.

1500 Crittenden Lane Mountain View, CA 94043 Telephone 650.960.1980 sgi.com MEDIA CONTACT Lisa Pistacchio pistacchio@sgi.com 650.933.5683 SGI PR HOTLINE 650.933.7777 SGI PR FACSIMILE 650.933.0283

The Company also today announced that it has reached a settlement with Goldman Sachs to restructure its lease obligations at Amphitheatre Technology Center (ATC) and the Crittenden Technology Center (CTC). Pursuant to the settlement, SGI’s obligations under the ATC and CTC lease agreements will terminate upon court approval of the settlement. The settlement also provides for an agreed upon relocation schedule. In the interim, SGI will maintain its corporate headquarters at the CTC campus in Mountain View.

The $130 million financing agreement and the settlement with Goldman Sachs are subject to Court approval and customary closing conditions.

SGI expects the benefits of the settlement to include an increase in the availability under its line of credit of approximately $19 million and a reduction in its facilities-related cash obligations of $15 million to $20 million per year beginning in July 2006.

“Today’s announcements reflect our continued progress in the reorganization process,” said Dennis McKenna, chairman and CEO, SGI. “The combination of the refinancing and the restructuring of our lease obligations provides SGI with incremental financial flexibility and is a major step in removing legacy cost burdens that have impacted the company. This process is allowing SGI to complete its financial re-engineering in the shortest possible time.”

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SGI Announces Financing and Real Estate Agreements/2

More information about SGI’s reorganization is available on the Internet at www.sgi.com/reorg.

Forward-Looking Statements

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. Factors that might cause such a difference include, but are not limited to: the effects of our chapter 11 filing; our ability to maintain adequate liquidity; and our ability to obtain and maintain normal terms with customers, suppliers and service providers. These and other risks are or will be detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including the Form 8K filed on May 8, 2006 and SGI’s quarterly report on Form 10-Q for the quarter ended December 30, 2005. Silicon Graphics is under no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (OTC: SGIDE), is a leader in high-performance computing. SGI helps customers solve their computing challenges, whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense, enabling the transition from analog to digital broadcasting, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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